Exhibit 23.1

The Board of Directors
OTG Software, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of OTG Software, Inc. (filed April 21, 2000) of our report dated June 2, 2000, with respect to the balance sheet of xVault, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from January 12, 1999 (inception) to December 31, 1999, which report appears in the Form 8-K of OTG Software, Inc. dated May 9, 2000.

                                            KPMG LLP

McLean, VA
July 10, 2000

                     (this space intentionally left blank)